UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2009

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 23, 2009, the Board of Directors of Textron Inc. (the “Company”) appointed Scott C. Donnelly, the Company’s current President and Chief Operating Officer, to succeed Lewis B. Campbell as Chief Executive Officer upon Mr. Campbell’s retirement, to be effective December 1, 2009.  The Board also elected Mr. Donnelly to the Board of Directors effective October 1, 2009.  Mr. Donnelly, who joined Textron in June 2008 as Chief Operating Officer and was appointed President in January 2009, will serve as the Company’s President and Chief Executive Officer, effective as of December 1, 2009.  At the Board’s request, Mr. Campbell has agreed to serve as non-executive Chairman of the Board of Textron, at the discretion of the Board, until no later than the 2011 Annual Meeting of Shareholders.  These decisions reflect the completion of the Board’s multi-year succession planning process led by Mr. Campbell.  In connection with the Company’s restructuring program, the Company will streamline its management structure by eliminating the Chief Operating Officer position.

Reference is made to the Company’s 2008 Form 10-K and proxy statement for its 2009 annual meeting for Mr. Donnelly’s biographical information and for information regarding his compensation arrangements.  In connection with his appointment to the position of Chief Executive Officer, his base salary will be increased, effective December 1, 2009, from $850,000 to $1,000,000 per year, and his target bonus, for periods after December 1, 2009, will be increased from 90% to 120% of his salary.  In addition, Mr. Donnelly will receive 2010 long-term incentive grants, to be awarded on or about March 1, 2010, with an estimated value of $6,000,000.

In connection with Mr. Campbell’s retirement and his agreement to serve as non-executive Chairman beyond his retirement date, the Company has entered into a letter agreement with Mr. Campbell pursuant to which the Company has agreed to pay to Mr. Campbell, for the time that he serves as non-executive Chairman, a retainer of $400,000 per year, payable quarterly in arrears and prorated for partial years.  Mr. Campbell will also be subject to the same travel, aircraft and expense reimbursement policies as other non-employee directors, as described in the Company’s proxy statement for its 2009 annual meeting.

Additionally, in connection with both Mr. Campbell’s retirement and his agreement to serve as non-executive Chairman, the letter agreement provides that (i) the Company will waive the continued service and individual performance requirements applicable to unvested outstanding performance share units, performance cash units and restricted stock/units held by Mr. Campbell.  The awards for which these requirements were waived (which does not include awards which vest pro rata pursuant to their terms because Mr. Campbell is eligible for early retirement) represent shares or share equivalents of up to 381,133 shares of Textron common stock and up to $4,281,250 in performance cash units; 213,594 of these shares/share equivalents and all of the performance cash units remain subject to the satisfaction of corporate performance goals; (ii) Mr. Campbell will receive a pro rata portion of his 2009 annual incentive compensation, subject to the attainment of performance goals previously established with respect to such compensation; and (iii) Mr. Campbell will be paid all amounts and provided all benefits in which he is vested under the qualified and non-qualified pension and deferred compensation plans of the Company in which he participates, as well as under the welfare and benefit plans and arrangements in which he participates.

Effective as of his retirement date, Mr. Campbell’s existing employment agreement will terminate without any other payments due to him, except as specifically provided in the letter agreement as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: September 29, 2009	By:	/s/Terrence O'Donnell
Terrence O’Donnell
Executive Vice President and General Counsel